Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-235577, 333-237263, 333-254683, 333-263838, 333-270544, 333-277764) on Form S-8 of our report dated February 27, 2025, with respect to the consolidated financial statements of 89bio, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 27, 2025